                              TERMINATION AGREEMENT

                  THIS TERMINATION AGREEMENT is made as of June 23, 2005,
between Martin E. Franklin., an individual residing at 62 Rye Ridge Road,
Harrison, New York 10528 ("Mr. Franklin"), and Ian G.H. Ashken, an individual residing at 22 Bluewater Hill, Westport, Connecticut 06880 ("Mr. Ashken").

                  WHEREAS, Mr. Franklin and Mr. Ashken are parties to that
certain Voting Agreement, dated as of August 22, 2002 (the "Voting Agreement"), pursuant to which Mr. Ashken granted certain voting rights to Mr. Franklin regarding all of the shares of Jarden Corporation (the "Shares") owned by Mr.
Ashken as of such date and any Shares thereafter acquired by Mr. Ashken; and

                  WHEREAS, the parties desire to terminate the Voting Agreement in accordance with the terms hereof.

                  NOW, THEREFORE, the parties hereto, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

                  1. Mr. Franklin and Mr. Ashken agree that, effective as of
June 23, 2005, the Voting Agreement, including, without limitation, all voting rights, proxies and other rights and obligations contained therein, shall terminate without any further action on the part of Mr. Franklin or Mr. Ashken.

                  2. This Agreement shall be governed by, and construed in
accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Any claims or litigation arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought exclusively in the Federal or State courts of New York,
New York and the parties consent to personal jurisdiction therein. This
Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed acceptable and binding on the parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.

                                            /s/ Martin E. Franklin
                                            -----------------------------------
                                            Martin E. Franklin

                                            /s/ Ian G.H. Ashken
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                                            Ian G.H. Ashken